Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Exhibit 10.2

23rd April 2013

The Directors

Perspectum Diagnostics Limited

99 Milton Park

Abingdon

OX14 4RY

UK

Dear Sirs

Licence Agreement dated 18th April 2013 and made between Isis Innovation Ltd, (“Isis”) and Perspectum Diagnostics Limited (“the Company”) regarding Isis Project Nos.: 7837 and 8542 (“the Licence Agreement”).

I write further to our recent discussions. I note that Isis and the Company have agreed to vary the Licence Agreement as set out in numbered paragraphs 16 below for a fee of [**]. The Licensor will invoice the Licensee shortly after signature of this letter agreement and the Licensee must settle the invoice within [**] of receipt:

1.	The list under the heading “Applications” in Schedule 2 of the Licence Agreement shall include:

(3)

[**]

2.	The list under the heading “PCT National Phase filing deadline” in Schedule 2 of the Licence Agreement shall include:

(3) [**]

3.	The list under the heading “Inventor” in Schedule 2 of the Licence Agreement shall include:

(3) [**]

4.	A supplemental charge of [**] is added to the Past Patent Costs in Schedule 2 payable under clause 5.1.

5.	A supplemental charge of [**] is added to the Signing Fee in Schedule 2 payable under clause 8.1.

6.	The list under the heading “The Project” in Schedule 4 of the Licence Agreement shall include:

3.	Isis Project Number: [**]

[**]

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Unless the context requires otherwise, the definitions and rules of interpretation that apply to the Licence Agreement also apply to this letter.

This letter shall become effective on the date of signature of the last person to sign it. Our respective rights and liabilities under the Licence Agreement which have accrued up to the effective date of this letter remain unaffected.

This letter is supplemental to the Licence Agreement and save as expressly varied by this letter, the Licence Agreement shall continue in full force and effect in accordance with its terms.

This letter is governed by the laws of England and the parties accept the exclusive jurisdiction of the English Courts in respect of any claim or dispute arising out of or in connection with its subject matter.

Kindly sign and return a copy of this letter to us to confirm your agreement with it. If we have not yet signed the letter, we will do so and return a fully executed copy to you after receiving back your signed copy.

Yours faithfully

Certain confidential information contained in this document, marked by [**], has been omitted because the information (i) is not material and (ii) would likely cause competitive harm to the Company if publicly disclosed

Signed	Mr T. Hockaday

for and on behalf of Isis Innovation Limited

Job Title:	Managing Director
Isis Innovation Ltd
Dated:	9 May 2013

I, PRINT NAME: Matthew Robson acting for and on behalf of Perspectum Diagnostics Limited hereby agree to the contents of this letter:

Signed:	/s/ Matthew Robinson	Dated:	7th May 2013
Job Title:	Director

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